SCHEDULE 14A INFORMATION

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                           Medisys Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
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       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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 Following is a posting on behalf of Medisys Reform Committee Year 2001, LLC on the Raging Bull message board of Medisys Technologies, Inc. on June 22, 2001.
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Here is an update on several matters of interest to all Medisys stockholders:

RECENT ELECTION OF DIRECTORS:

Prior to the election, Medisys management (per David Kiesel) filed an affidavit in Federal Court in Tampa, Florida, and informed the court that Medisys Reform Committee Year 2001 ("MRC") had failed to timely nominate candidates for the Board of Directors for the forthcoming corporate elections. As MRC was forewarned by this affidavit that Medisys management would likely obstruct nominations by MRC at the annual general meeting, MRC went to court in Utah asking the court to declare this threatened action as unlawful. In addition, MRC also asked the court to appoint an independent inspector of elections and parliamentarian to supervise the elections to assure that the election was fairly conducted and that the will of the majority of stockholders prevailed. To assure our request was heard on a timely basis, we requested the court stop the planned election until the problems created by Medisys management and Mr. Kiesel were resolved by the court.

When Medisys received this lawsuit, it changed its approach. At the court hearing, Medisys management informed the court that it would not obstruct MRC from nominating candidates for election to the Board of Directors. With respect to assuring fair elections, Medisys declared it had retained the firm of Heagerty Corporate Consulting of Colorado (Kathleen Heagerty) to act as an independent, experienced inspector of the election. Medisys told the court this firm specializes in supervising corporate elections.

Based upon these assurances, the court declined to enjoin the planned election. Afterwards, we contacted the attorney for Medisys who made these representations to the court to inquire what protocols the inspector of elections would follow to validate the proxies and the votes cast in person at the annual meeting. Among other things, we needed to know in advance how to properly proceed and to confirm that the procedures for the election would be fair.

At this point Medisys' counsel informed us the inspector of elections had a prior conflict and would not be able to attend the meeting. Despite our request, he did not provide us with any election procedures. We subsequently learned that Medisys proposed to use the law firm of Lane, Fertitta, Janney and Thomas (Baton Rouge, La.) to oversee the election, with the alleged availability of Ms. Heagerty by telephone if she was needed to assist in identifying issues and resolving problems. Upon being advised of this change in position, we confirmed this law firm had previously provided legal services to Medisys, and in particular, to some of the directors personally nominated by Medisys management to the Board of Directors. In addition, Martindale-Hubbell (an established reference guide for credentials of lawyers and law firms) contains a listing prepared by Lane, Fertitta, Janney and Thomas in which it states that its Bar
Register Practice Areas consist of insurance defense, medical malpractice, personal injury, and product liability law, with no mention of any experience by this law firm as an inspector of elections or in corporate practice. Based upon these circumstances, it was our opinion management deliberately misled the Utah court.

Meanwhile, we were receiving substantial feedback from stockholders that Medisys had not timely issued proxies. Under the circumstances, we began to question whether the quorum necessary to act (50% of the stockholders in interest) would exist in order to conduct a lawful election. Without assurances of a fair election process, which in our opinion should include an opportunity to address stockholders before a vote was taken, and based upon the conduct of Medisys management at the last annual general meeting, we elected to try and defeat the slate of directors by preventing a quorum. In furtherance of this objective, we attempted

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to  dissuade  stockholders  from  voting  for  management's  slate  as  well  as withholding our vote. This strategy required us to avoid attendance at the annual meeting, to prevent our votes from being counted towards a quorum. This strategy would also permit us to complete our proxy solicitation that was under review by the SEC and would likely not clear the SEC in time to reach stockholders before the election.

Based upon these circumstances and other details, we believe management may have declared victory without having the required quorum. In addition, Medisys has adamantly refused to provide any evidence that a bona fide quorum existed. Therefore, we have requested that the court order management to produce for inspection the proxies and ballots by which they claim to have won the election. In response, Medisys lawyers are doing everything in their power to prevent this information from being disclosed.

We cannot imagine any reason for Medisys conducting an election in this fashion, and then deliberately trying to conceal the evidence that could prove the election was indeed legal, other than that they may not have received sufficient votes to conduct an election.

We await the court's response to our request. If the court grants our request and if, upon examination of the proxies, we learn management did not have a quorum, we will likely request the court to order that a bona fide election be conducted and that it be supervised by a court-appointed, experienced and independent inspector of elections. In addition, we will likely invoke a Utah law that empowers the court to take appropriate actions against Medisys' managing directors who participated.

SLATE OF DIRECTOR CANDIDATES - We believe our slate contains as fine a set of candidates as could be found. They are people of accomplishment in disciplines essential to the future success of Medisys. We have a prominent practicing physician, another physician who started and heads up a profitable medical products company, a manager of development for over $2 billion in projects for a large public company, an executive who has owned and operated his own small business since 1981, an executive in charge of finance for a large public company, and an executive who was manager of sales for General Electric for Southeastern United States.

We assembled this slate FOR THE STOCKHOLDERS WHO WANT A NEW, POSITIVE DIRECTION FOR OUR COMPANY. We are extremely fortunate that people of this caliber are willing to devote their time and talent to tackle the unfortunate conditions Medisys has been allowed to fall into by the current board and management.

Now, if we are successful in our challenge of this election, and if you don't want these candidates, we urge you to plan accordingly and propose your own candidates. We'll put our votes behind any candidates who are QUALIFIED, who will be INDEPENDENT of Medisys management, and who are not financially conflicted with the interests of the stockholders. We want to save this Company and see it take a new, positive direction. And we don't believe that will happen unless something is done soon to replace the current directors who have permitted our company to deteriorate to the point it is today.

Carl Anderson

MRC

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                         Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by Medisys in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on
Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.


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